Exhibit 99
News Release
Axalta 50 Applied Bank Blvd Suite 300 Glen Mills, PA 19342 USA	Investor Contact Christopher Evans D +1 484 724 4099 Christopher.Evans@axalta.com	Media Contact Robert Donohoe D +1 267-756-3803 Robert.Donohoe@axalta.com

Immediate Release
Axalta Releases Third Quarter 2023 Results
GLEN MILLS, PA, November 1, 2023 - Axalta Coating Systems Ltd. (NYSE:AXTA) (“Axalta”), a leading global coatings company, announced its financial results for the third quarter ended September 30, 2023.
Third Quarter 2023 Highlights:
▪Net sales increased 5.7% year-over-year to $1.3 billion
▪Income from operations increased $40 million year-over-year to $163 million and Adjusted EBIT increased $40 million year over year to $188 million
▪Operating margins increased 250 bps year-over-year and Adjusted EBIT margin improved 240 bps year-over-year
▪Cash provided by operating activities of $210 million and Free Cash Flow of $182 million
▪Repurchased $50 million of common shares; repriced term loan and improved pricing by 50 bps
▪Increased full year 2023 earnings outlook
Third Quarter 2023 Consolidated Financial Results
Third quarter 2023 net sales increased 5.7% year-over-year (3.5% excluding foreign currency translation) to $1.3 billion. The increase in net sales was driven primarily by 6.3% higher average price-mix and a modest foreign currency translation benefit of 2.2%. Volumes declined by 2.8% as strong growth in Mobility Coatings was more than offset by declines in Performance Coatings.
Income from operations increased by 32% year-over-year in the third quarter of 2023 to $163 million versus $124 million in the prior year period. The increase in income from operations was driven primarily by strong price-mix and improved variable costs offset partially by higher labor expense and costs related to productivity investments. Operating margin of 12.5% improved by 250 bps compared to the prior year period. Adjusted EBIT improved to $188 million from $148 million in the third quarter of 2023. Adjusted EBIT margin of 14.3% improved by 240 bps compared to the same period last year.
Net income attributable to controlling interests in the third quarter of 2023 was $73 million, or $0.33 per diluted share, compared to $62 million, or $0.28 per diluted share, in the same period last year. Adjusted net income in the third quarter of 2023 was $99 million, or $0.45 per diluted share, compared to $86 million, or $0.39 per diluted share, in the same period last year. The increase is primarily driven by higher income from operations, partially offset by the increase in interest expense.
Third quarter 2023 cash provided by operating activities was $210 million versus $80 million in the prior year period led by earnings growth and improvements in working capital. Free cash flow totaled $182 million compared to $51 million in the same period last year.
Axalta ended the third quarter with cash and cash equivalents of $606 million and total liquidity of $1.1 billion. Net debt to trailing twelve month ("LTM") Adjusted EBITDA ratio (total net leverage ratio) was 3.2x at quarter-end versus 3.6x as of June 30, 2023. Axalta repurchased approximately 1.8 million common shares during the third quarter for a total consideration of $50.0 million at an average price of $27.79 per share. Subsequent to quarter close, Axalta acquired André Koch AG, a long-term Refinish distribution partner in Switzerland.
Discussion of Segment Results:
Performance Coatings third quarter 2023 net sales were $856 million, up 2.2% from the prior year period. The increase in net sales was driven primarily by 6.3% better price-mix and foreign currency translation benefit of 2.5% with a 6.6% offset from lower volumes. Refinish volumes were modestly lower year-over-year, as stability in our premium segment was more than offset by the deprioritization of certain low-margin products. Industrial volumes declined by high single digits year-over-year, largely attributable to softer macroeconomic conditions and continued de-stocking principally in North America building products.
The Performance Coatings segment generated Adjusted EBIT of $135 million in the third quarter compared to $122 million in the same period last year, with associated margins of 15.8% and 14.5%, respectively. The increase in segment Adjusted EBIT and margin were driven by strong pricing and variable cost deflation, which more than offset higher labor expense.
Mobility Coatings third quarter 2023 net sales were $453 million, up 13.0% from the same period a year ago. The increase in net sales was driven primarily by price-mix growth of 6.2% and volume improvement of 5.1%. Volume improvement was led mainly by above market growth in Greater China. Global demand continued to be robust for Light Vehicle and Commercial Vehicle as reflected in improved 2023 auto production forecasts.

The Mobility Coatings segment generated Adjusted EBIT of $40 million in the third quarter compared to $4 million in the prior year period, with associated margins of 8.8% and 0.9%, respectively. The increase in segment Adjusted EBIT and margin was driven by strong pricing, variable cost deflation and volume improvement. Third quarter 2023 marked the seventh consecutive quarter of sequential earnings improvement for Mobility Coatings.
“This was a solid quarter for Axalta,” said Chris Villavarayan, Axalta’s CEO and President. “We came together as one global team and executed very well. I am extremely proud of the team’s efforts and earnings results for the quarter, but I want to reiterate that Axalta’s transformation journey is just beginning. We have made investments into the business this year, which will begin to unlock the earnings power of the enterprise.”
Financial Guidance
Q4 & FY2023 Outlook:

($ in millions)	Q4 2023	FY 2023

Net Sales YoY %	+LSD	+MSD
Adjusted EBIT	~$180	~$670
Adjusted EBITDA	~$250	~$950
FY2023 Modeling Assumptions:

(in millions, except % and per share data)	Projection

D&A (step-up D&A)	~$280 ($55)
Tax Rate, As Adjusted	~24%
Diluted Shares Outstanding	~222
Interest Expense	~$212
Capex	~$155
Free Cash Flow	~$400
Adjusted Diluted EPS	~$1.60
Axalta does not provide a reconciliation for non-GAAP estimates for Adjusted EBIT, Adjusted EBITDA, tax rate, as adjusted, free cash flow, or Adjusted Diluted EPS on a forward-looking basis because the information necessary to calculate a meaningful or accurate estimation of reconciling items is not available without unreasonable effort. See “Non-GAAP Financial Measures” for more information.
Conference Call Information
Axalta will hold a conference call to discuss its third quarter 2023 financial results on Wednesday, November 1, 2023 at 8:00 a.m. ET. A live webcast of the conference call will be available online at www.axalta.com/investorcall. A replay of the webcast will be posted shortly after the call and will remain accessible through November 1, 2024. The dial-in phone number for the conference call is +1-201-689-8560. For those unable to participate, a replay will be available through November 8, 2023. The replay dial-in number is +1-412-317-6671. The replay passcode is 13741705.
Public Dissemination of Certain Information
We intend to use our investor relations page at ir.axalta.com as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the U.S. Securities and Exchange Commission’s (the “SEC”) Regulation Fair Disclosure (or Reg. FD). Investors should routinely monitor that site, in addition to our press releases, SEC filings and public conference calls and webcasts, as information posted on that page could be deemed to be material information.

Cautionary Statement Concerning Forward-Looking Statements
This release may contain certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 regarding Axalta and its subsidiaries including, but not limited to, our outlook/assumptions, which includes net sales growth, Adjusted EBIT, Adjusted EBITDA, depreciation & amortization, step up depreciation & amortization, tax rate, as adjusted, diluted shares outstanding, interest expense, capital expenditures, free cash flow and Adjusted Diluted EPS. Axalta has identified some of these forward looking statements with words such as “assumptions,” “outlook,” “believe,” “estimates,” “will,” “guidance,” and “projection,” and the negative of these words or other comparable or similar terminology. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Axalta’s control, as well as impacts from operational disruptions related to our ERP system implementation, that may cause its business, industry, strategy, financing activities or actual results to differ materially. More information on potential factors that could affect Axalta’s financial results is available in “Forward Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” within Axalta’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and in other documents that we have filed with, or furnished to, the SEC. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures
The historical financial information included in this release includes financial information that is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted EBIT margin, free cash flow, adjusted net income, Adjusted Diluted EPS, and total net leverage ratio. Management uses these non-GAAP financial measures in the analysis of our financial and operating performance because they assist in the evaluation of underlying trends in our business. Adjusted EBITDA, Adjusted EBIT and Adjusted diluted EPS consist of EBITDA, EBIT and Diluted EPS, respectively, adjusted for (i) certain non-cash items included within net income, (ii) certain items Axalta does not believe are indicative of ongoing operating performance or (iii) certain nonrecurring, unusual or infrequent items that have not otherwise occurred within the last two years or we believe are not reasonably likely to recur within the next two years. We believe that making such adjustments provides investors meaningful information to understand our operating results and ability to analyze financial and business trends on a period-to-period basis. Adjusted net income shows the adjusted value of net income (loss) attributable to controlling interests after removing the items that are determined by management to be items that we do not consider indicative of our ongoing operating performance or unusual or nonrecurring in nature. Our use of the terms Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted EBIT margin, free cash flow, adjusted net income, Adjusted Diluted EPS, and total net leverage ratio may differ from that of others in our industry. Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted EBIT margin, free cash flow, adjusted net income, Adjusted Diluted EPS, and total net leverage ratio should not be considered as alternatives to net sales, net income (loss), income (loss) from operations or any other performance measures derived in accordance with GAAP as measures of operating performance or net cash provided by operating activities or as measures of liquidity. Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted EBIT margin, free cash flow, adjusted net income, Adjusted Diluted EPS, and total net leverage ratio have important limitations as analytical tools and should be considered in conjunction with, and not as substitutes for, our results as reported under GAAP. This release includes a reconciliation of certain non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP. Axalta does not provide a reconciliation for non-GAAP estimates for Adjusted EBIT, Adjusted EBITDA, tax rate, as adjusted, free cash flow or Adjusted Diluted EPS on a forward-looking basis because the information necessary to calculate a meaningful or accurate estimation of reconciling items is not available without unreasonable effort. For example, such reconciling items include the impact of foreign currency exchange gains or losses, gains or losses that are unusual or nonrecurring in nature, as well as discrete taxable events. We cannot estimate or project these items and they may have a substantial and unpredictable impact on our GAAP results.
Organic Sales
Organic sales are calculated by excluding the impact of the change in average exchange rates between the current and comparable period by currency denomination exposure of the comparable period amount and the impact of recent acquisitions and divestitures.

Segment Financial Measures
The primary measure of segment operating performance is Adjusted EBIT, which is a key metric that is used by management to evaluate business performance in comparison to budgets, forecasts and prior year financial results, providing a measure that management believes reflects Axalta’s core operating performance. As we do not measure segment operating performance based on net income, a reconciliation of this non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP is not available.
About Axalta Coating Systems
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enhance durability. With more than 150 years of experience in the coatings industry, the global team at Axalta continues to find ways to serve our more than 100,000 customers in over 140 countries better every day with the finest coatings, application systems and technology. For more information visit axalta.com and follow us @axalta on Twitter.

Financial Statement Tables
AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net sales	$1,309.0	$1,238.7	$3,886.8	$3,647.7
Cost of goods sold	885.5	876.6	2,691.8	2,600.4
Selling, general and administrative expenses	209.0	186.4	625.2	571.6
Other operating charges	11.7	5.3	20.9	17.8
Research and development expenses	18.5	16.5	56.2	49.6
Amortization of acquired intangibles	20.9	30.4	66.4	94.9
Income from operations	163.4	123.5	426.3	313.4
Interest expense, net	55.1	35.0	157.9	101.1
Other expense, net	5.7	3.4	15.5	12.4
Income before income taxes	102.6	85.1	252.9	199.9
Provision for income taxes	29.3	21.8	58.0	51.6
Net income	73.3	63.3	194.9	148.3
Less: Net income attributable to noncontrolling interests	0.4	0.9	0.6	0.3
Net income attributable to controlling interests	$72.9	$62.4	$194.3	$148.0
Basic net income per share	$0.33	$0.28	$0.88	$0.67
Diluted net income per share	$0.33	$0.28	$0.87	$0.66
Basic weighted average shares outstanding	221.0	220.6	221.3	222.0
Diluted weighted average shares outstanding	221.9	221.2	222.1	222.6

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions, except per share data)
	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$605.8	$645.2
Restricted cash	2.3	9.7
Accounts and notes receivable, net	1,301.1	1,067.4
Inventories	750.0	829.6
Prepaid expenses and other current assets	126.6	140.8
Total current assets	2,785.8	2,692.7
Property, plant and equipment, net	1,169.3	1,190.2
Goodwill	1,484.0	1,498.0
Identifiable intangibles, net	1,036.6	1,112.3
Other assets	520.3	566.0
Total assets	$6,996.0	$7,059.2
Liabilities, Shareholders’ Equity
Current liabilities:
Accounts payable	$709.9	$733.5
Current portion of borrowings	32.0	31.0
Other accrued liabilities	616.4	620.2
Total current liabilities	1,358.3	1,384.7
Long-term borrowings	3,510.6	3,673.3
Accrued pensions	201.3	205.1
Deferred income taxes	145.4	162.1
Other liabilities	131.8	134.5
Total liabilities	5,347.4	5,559.7
Shareholders’ equity:
Common shares, $1.00 par, 1,000.0 shares authorized, 253.7 and 252.4 shares issued at September 30, 2023 and December 31, 2022, respectively	253.7	252.4
Capital in excess of par	1,561.2	1,536.5
Retained earnings	1,213.1	1,018.8
Treasury shares, at cost, 33.6 and 31.8 shares at September 30, 2023 and December 31, 2022	(937.3)	(887.3)
Accumulated other comprehensive loss	(486.6)	(466.9)
Total Axalta shareholders’ equity	1,604.1	1,453.5
Noncontrolling interests	44.5	46.0
Total shareholders’ equity	1,648.6	1,499.5
Total liabilities and shareholders’ equity	$6,996.0	$7,059.2

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)
	Nine Months Ended September 30,
	2023	2022
Operating activities:
Net income	$194.9	$148.3
Adjustment to reconcile net income to cash provided by operating activities:
Depreciation and amortization	206.9	229.5
Amortization of deferred financing costs and original issue discount	6.5	7.2
Debt extinguishment and refinancing related costs	7.0	(0.6)
Deferred income taxes	(8.1)	2.8
Realized and unrealized foreign exchange losses, net	21.3	5.5
Stock-based compensation	19.3	14.0
Divestiture and impairment charges	15.3	0.7
Interest income on swaps designated as net investment hedges	(9.1)	(16.1)
Commercial agreement restructuring charge	—	25.0
Other non-cash, net	25.0	(1.6)
Changes in operating assets and liabilities:
Trade accounts and notes receivable	(212.9)	(242.4)
Inventories	65.8	(220.8)
Prepaid expenses and other assets	(68.3)	(78.9)
Accounts payable	17.3	189.7
Other accrued liabilities	8.8	(2.5)
Other liabilities	(0.4)	(11.6)
Cash provided by operating activities	289.3	48.2
Investing activities:
Purchase of property, plant and equipment	(105.3)	(107.5)
Interest proceeds on swaps designated as net investment hedges	9.1	16.1
Settlement proceeds on swaps designated as net investment hedges	29.4	25.0
Other investing activities, net	2.3	(1.5)
Cash used for investing activities	(64.5)	(67.9)
Financing activities:
Proceeds from short-term borrowings	8.8	—
Proceeds from long-term borrowings	197.4	—
Payments on short-term borrowings	(39.8)	(52.3)
Payments on long-term borrowings	(359.5)	(20.5)
Financing-related costs	(8.5)	(0.1)
Purchases of common stock	(50.0)	(200.1)
Net cash flows associated with stock-based awards	6.7	(1.7)
Deferred acquisition-related consideration	(7.7)	—
Other financing activities, net	(0.1)	(0.2)
Cash used for financing activities	(252.7)	(274.9)
Decrease in cash	(27.9)	(294.6)
Effect of exchange rate changes on cash	(18.9)	(29.9)
Cash at beginning of period	654.9	851.2
Cash at end of period	$608.1	$526.7

Cash at end of period reconciliation:
Cash and cash equivalents	$605.8	$517.4
Restricted cash	2.3	9.3
Cash at end of period	$608.1	$526.7

The following table reconciles income from operations to adjusted EBIT and segment adjusted EBIT for the periods presented (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Income from operations	$163.4	$123.5	$426.3	$313.4
Other expense, net	5.7	3.4	15.5	12.4
Total	157.7	120.1	410.8	301.0
Debt extinguishment and refinancing-related costs (benefits) (a)	4.0	(0.4)	7.0	(0.6)
Termination benefits and other employee-related costs (b)	11.5	5.0	13.6	10.1
Acquisition and divestiture-related costs (c)	0.4	0.2	0.8	2.8
Impairment (benefits) charges (d)	(0.1)	(0.1)	15.3	(0.4)
Accelerated depreciation and site closure costs (e)	2.1	1.1	4.0	4.2
Russia sanction-related impacts (f)	(0.2)	(1.3)	(1.5)	4.8
Commercial agreement restructuring impacts (g)	—	—	—	25.0
Other adjustments (h)	(0.6)	0.8	(0.9)	1.1
Step-up depreciation and amortization (i)	13.0	22.6	42.5	70.1
Adjusted EBIT	$187.8	$148.0	$491.6	$418.1

Net sales	$1,309.0	$1,238.7	$3,886.8	$3,647.7
Adjusted EBIT margin	14.3%	11.9%	12.6%	11.5%

Segment Adjusted EBIT:
Performance Coatings	$135.0	$121.8	$362.1	$341.6
Mobility Coatings	39.8	3.6	87.0	6.4
Total	174.8	125.4	449.1	348.0
Step-up depreciation and amortization (i)	13.0	22.6	42.5	70.1
Adjusted EBIT	$187.8	$148.0	$491.6	$418.1

(a)	Represents expenses and associated changes to estimates related to the prepayment, restructuring, and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

(b)	Represents expenses and associated changes to estimates related to employee termination benefits, consulting, legal and other employee-related costs associated with restructuring programs and other employee-related costs. These amounts are not considered indicative of our ongoing operating performance.

(c)	Represents acquisition and divestiture-related expenses and integration activities associated with our business combinations, all of which are not considered indicative of our ongoing operating performance. The amount for the nine months ended September 30, 2023 and 2022 includes $0.2 million and $1.9 million, respectively, of due diligence and other related costs associated with unconsummated merger and acquisition transactions.

(d)	Represents impairment charges and benefits, which are not considered indicative of our ongoing operating performance. The losses recorded during the nine months ended September 30, 2023 were primarily due to the decision to demolish assets at a previously closed manufacturing site during the three months ended June 30, 2023 and the then anticipated exit of a non-core business category in the Mobility Coatings segment during the three months ended March 31, 2023. The amounts recorded during the three and nine months ended September 30, 2022 relate primarily to insurance recoveries on assets impaired in a prior year.

(e)	Represents incremental depreciation expense resulting from truncated useful lives of the assets impacted by our manufacturing footprint assessments and costs related to the closure of certain manufacturing sites, which we do not consider indicative of our ongoing operating performance.

(f)
Represents expenses and associated changes to estimates related to sanctions imposed on Russia in response to the conflict with Ukraine for incremental reserves on accounts receivable and inventory, which we do not consider indicative of our ongoing operating performance. The benefits recorded during the three and nine months ended September 30, 2023 are related to changes in estimated inventory obsolescence and uncollectible accounts receivables. The benefits recorded during the three months ended September 30, 2022 are related to changes in estimated inventory obsolescence.

(g)
Represents a non-cash charge associated with the forgiveness of a portion of up-front customer incentives with repayment features which was done along with our customer completing a recapitalization and restructuring of its indebtedness and the execution of a new long-term exclusive sales agreement with us. This amount is not considered to be indicative of our ongoing operating performance.

(h)	Represents costs for certain non-operational or non-cash (gains) losses, unrelated to our core business and which we do not consider indicative of our ongoing operating performance.

(i)	Represents the incremental step-up depreciation and amortization expense associated with the acquisition of DuPont Performance Coatings by Axalta. We believe this will assist investors in performing meaningful comparisons of past, present and future operating results and better highlight the results of our ongoing operating performance.

The following table reconciles net income to adjusted net income for the periods presented (in millions, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income	$73.3	$63.3	$194.9	$148.3
Less: Net income attributable to noncontrolling interests	0.4	0.9	0.6	0.3
Net income attributable to controlling interests	72.9	62.4	194.3	148.0
Debt extinguishment and refinancing-related costs (benefits) (a)	4.0	(0.4)	7.0	(0.6)
Termination benefits and other employee-related costs (b)	11.6	4.8	13.6	9.9
Acquisition and divestiture-related costs (c)	0.4	0.2	0.8	2.8
Impairment (benefits) charges (d)	(0.1)	(0.1)	15.3	(0.4)
Accelerated depreciation and site closure costs (e)	2.1	1.1	4.0	4.2
Russia sanction-related impacts (f)	(0.1)	(0.5)	(1.5)	4.7
Commercial agreement restructuring impacts (g)	—	—	—	25.0
Other adjustments (h)	(0.6)	0.8	(0.9)	1.1
Step-up depreciation and amortization (i)	13.0	22.6	42.5	70.1
Total adjustments	30.3	28.5	80.8	116.8
Income tax provision impacts (j)	4.4	4.9	20.9	19.4
Adjusted net income	$98.8	$86.0	$254.2	$245.4
Adjusted diluted net income per share	$0.45	$0.39	$1.14	$1.10
Diluted weighted average shares outstanding	221.9	221.2	222.1	222.6

(a)	Represents expenses and associated changes to estimates related to the prepayment, restructuring, and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

(b)	Represents expenses and associated changes to estimates related to employee termination benefits, consulting, legal and other employee-related costs associated with restructuring programs and other employee-related costs. These amounts are not considered indicative of our ongoing operating performance.

(c)	Represents acquisition and divestiture-related expenses and integration activities associated with our business combinations, all of which are not considered indicative of our ongoing operating performance. The amount for the nine months ended September 30, 2023 and 2022 includes $0.2 million and $1.9 million, respectively, of due diligence and other related costs associated with unconsummated merger and acquisition transactions.

(d)	Represents impairment charges and benefits, which are not considered indicative of our ongoing operating performance. The losses recorded during the nine months ended September 30, 2023 were primarily due to the decision to demolish assets at a previously closed manufacturing site during the three months ended June 30, 2023 and the then anticipated exit of a non-core business category in the Mobility Coatings segment during the three months ended March 31, 2023. The amounts recorded during the three and nine months ended September 30, 2022 relate primarily to insurance recoveries on assets impaired in a prior year.

(e)	Represents incremental depreciation expense resulting from truncated useful lives of the assets impacted by our manufacturing footprint assessments and costs related to the closure of certain manufacturing sites, which we do not consider indicative of our ongoing operating performance.

(f)
Represents expenses and associated changes to estimates related to sanctions imposed on Russia in response to the conflict with Ukraine for incremental reserves on accounts receivable and inventory, which we do not consider indicative of our ongoing operating performance. The benefits recorded during the three and nine months ended September 30, 2023 are related to changes in estimated inventory obsolescence and uncollectible accounts receivables. The benefits recorded during the three months ended September 30, 2022 are related to changes in estimated inventory obsolescence.

(g)
Represents a non-cash charge associated with the forgiveness of a portion of up-front customer incentives with repayment features which was done along with our customer completing a recapitalization and restructuring of its indebtedness and the execution of a new long-term exclusive sales agreement with us. This amount is not considered to be indicative of our ongoing operating performance.

(h)	Represents costs for certain non-operational or non-cash (gains) losses, unrelated to our core business and which we do not consider indicative of our ongoing operating performance.

(i)	Represents the incremental step-up depreciation and amortization expense associated with the acquisition of DuPont Performance Coatings by Axalta. We believe this will assist investors in performing meaningful comparisons of past, present and future operating results and better highlight the results of our ongoing operating performance.

(j)	The income tax impacts are determined using the applicable rates in the taxing jurisdictions in which expense or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure. Additionally, the income tax impact includes the removal of discrete income tax impacts within our effective tax rate which were expenses of $2.4 million, benefits of $2.2 million, expenses of $2.0 million and $7.0 million for the three and nine months ended September 30, 2023 and 2022, respectively. The tax adjustments for the three and nine months ended September 30, 2023 and 2022 include the deferred tax benefit ratably amortized into our adjusted income tax rate as the tax attribute related to a January 1, 2020 intra-entity transfer of certain intellectual property rights is realized.

The following table reconciles cash (used for) provided by operating activities to free cash flow for the periods presented (in millions):

	Three Months Ended March 31,		Three Months Ended June 30,		Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022	2023	2022	2023	2022
Cash (used for) provided by operating activities	$(51.8)	$(43.9)	$131.0	$12.2	$210.1	$79.9	$289.3	$48.2
Purchase of property, plant and equipment	(41.4)	(42.5)	(32.5)	(29.5)	(31.4)	(35.5)	(105.3)	(107.5)
Interest proceeds on swaps designated as net investment hedges	5.6	6.2	0.5	3.8	3.0	6.1	9.1	16.1
Free cash flow	$(87.6)	$(80.2)	$99.0	$(13.5)	$181.7	$50.5	$193.1	$(43.2)

The following table reconciles net income to EBITDA and adjusted EBITDA for the periods presented (in millions):

	Three Months Ended September 30,		Twelve Months Ended September 30, 2023	Nine Months Ended September 30,		Year Ended December 31, 2022
	2023	2022		2023	2022
Net income	$73.3	$63.3	$238.8	$194.9	$148.3	$192.2
Interest expense, net	55.1	35.0	196.6	157.9	101.1	139.8
Provision for income taxes	29.3	21.8	71.5	58.0	51.6	65.1
Depreciation and amortization	71.2	74.5	280.5	206.9	229.5	303.1
EBITDA	228.9	194.6	787.4	617.7	530.5	700.2
Debt extinguishment and refinancing-related costs (benefits) (a)	4.0	(0.4)	22.3	7.0	(0.6)	14.7
Termination benefits and other employee-related costs (b)	11.5	5.0	28.4	13.6	9.6	24.4
Acquisition and divestiture-related costs (c)	0.4	0.2	0.9	0.8	2.8	2.9
Impairment (benefits) charges (d)	(0.1)	(0.1)	15.3	15.3	(0.4)	(0.4)
Site closure costs (e)	2.1	0.4	4.2	4.0	2.1	2.3
Foreign exchange remeasurement losses (f)	6.7	5.8	20.5	18.6	13.3	15.2
Long-term employee benefit plan adjustments (g)	2.3	0.2	6.1	6.8	0.4	(0.3)
Stock-based compensation (h)	5.7	5.0	27.5	19.3	14.0	22.2
Russia sanction-related impacts (i)	(0.2)	(1.3)	(1.3)	(1.5)	4.8	5.0
Commercial agreement restructuring impacts (j)	—	—	—	—	25.0	25.0
Other adjustments (k)	(0.8)	0.9	(2.6)	(1.1)	1.1	(0.4)
Adjusted EBITDA	$260.5	$210.3	$908.7	$700.5	$602.6	$810.8

(a)	Represents expenses and associated changes to estimates related to the prepayment, restructuring, and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

(b)	Represents expenses and associated changes to estimates related to employee termination benefits, consulting, legal and other employee-related costs associated with restructuring programs and other employee-related costs. These amounts are not considered indicative of our ongoing operating performance.

(c)
Represents acquisition and divestiture-related expenses and integration activities associated with our business combinations, all of which are not considered indicative of our ongoing operating performance. The amount for the nine months ended September 30, 2023 and year ended December 31, 2022 include $0.2 million and $1.9 million, respectively, of due diligence and other related costs associated with unconsummated merger and acquisition transactions.

(d)	Represents impairment charges and benefits, which are not considered indicative of our ongoing operating performance. The losses recorded during the nine months ended September 30, 2023 were primarily due to the decision to demolish assets at a previously closed manufacturing site during the three months ended June 30, 2023 and the then anticipated exit of a non-core business category in the Mobility Coatings segment during the three months ended March 31, 2023. The amounts recorded during the three and nine months ended September 30, 2022 and year ended December 31, 2022 relate primarily to insurance recoveries on assets impaired in a prior year.

(e)	Represents costs related to the closure of certain manufacturing sites, which we do not consider indicative of our ongoing operating performance.

(f)	Eliminates foreign exchange losses resulting from the remeasurement of assets and liabilities denominated in foreign currencies, net of the impacts of our foreign currency instruments used to hedge our balance sheet exposures.

(g)	Eliminates the non-cash, non-service cost components of long-term employee benefit costs.

(h)	Represents non-cash impacts associated with stock-based compensation.

(i)
Represents expenses and associated changes to estimates related to sanctions imposed on Russia in response to the conflict with Ukraine for incremental reserves on accounts receivable and inventory, which we do not consider indicative of our ongoing operating performance. The benefits recorded during the three and nine months ended September 30, 2023 are related to changes in estimated inventory obsolescence and uncollectible accounts receivables. The benefits recorded during the three months ended September 30, 2022 are related to changes in estimated inventory obsolescence.

(j)
Represents a non-cash charge associated with the forgiveness of a portion of up-front customer incentives with repayment features which was done along with our customer completing a recapitalization and restructuring of its indebtedness and the execution of a new long-term exclusive sales agreement with us. This amount is not considered to be indicative of our ongoing operating performance.

(k)	Represents costs for certain non-operational or non-cash (gains) losses, unrelated to our core business and which we do not consider indicative of our ongoing operating performance.